                                                                   Exhibit 12.1


                                    NSTAR
                  Computation of Earnings to Fixed Charges
                            (Dollars in Thousands)


                                   Twelve Months
                                       Ended                  Year Ended December 31,
                                   September 30, ----------------------------------------------------
                                       1999        1998      1997        1996      1995       1994
                                     --------    --------   --------   --------   --------   --------
Net income from
  continuing operations............. $132,449    $141,046   $144,642   $141,546   $112,310   $125,022
Income taxes........................   54,450      73,682     82,455     87,982     66,547     57,113
Fixed Charges.......................  108,843     102,151    116,666    119,200    128,349    125,270
                                     --------    --------   --------   --------   --------   --------
  Total............................. $295,742    $316,879   $343,763   $348,728   $307,206   $307,405
                                     ========    ========   ========   ========   ========   ========
Interest expense.................... $ 98,125(1) $ 91,751   $107,099   $109,467   $119,282   $114,937
Interest component of rentals.......   10,718      10,400      9,567      9,733      9,067     10,333
                                     --------    --------   --------   --------   --------   --------
  Subtotal.......................... $108,843    $102,151   $116,666   $119,200   $128,349   $125,270
                                     --------    --------   --------   --------   --------   --------
  Preferred stock dividend
    requirements of consolidated
    subsidiary......................    8,428      13,341     20,642     24,862     24,755     22,981

  Total............................. $117,271    $115,492   $137,308   $144,062   $153,104   $148,251
                                     ========    ========   ========   ========   ========   ========
Ratio of earnings to fixed charges..     2.52x       2.74x      2.50x      2.42x      2.01x      2.07x


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(1) Includes interest expense of approximately $8 million related to securitization. Excluding securitization interest, the ratio of earnings to fixed charges for the twelve months ended September 30, 1999 would be 2.64x.